EXHIBIT 3.15

JOE MANCHIN, III	Penney Barker, Team Leader
Secretary of State	Corporations Division
State Capitol Building	Tel: (304) 558-8000
1900 Kanawha Blvd, East	Fax: (304) 558-5758
Charleston, WV 25305-0770	www.wvsos.com
FILE One Original

[STATE OF WEST VIRGINIA LOGO]

WEST VIRGINIA

ARTICLES OF INCORPORATION

CONTROL #

The undersigned, acting as incorporator(s) according to the West Virginia Code, adopts the following Articles of Incorporation for a West Virginia Domestic Corporation, which shall be perpetual:

1.   The NAME of the WEST VIRGINIA CORPORATION shall be:
[This name is your official name and must be used in its entirety when in use unless a trade name is registered with the Office of Secretary of State, according to Chapter 47-8-3 of the West Virginia Code.

[ ], Inc

2. The ADDRESS of the PRINCIPAL OFFICE of the corporation will be:	Street:
City/State/Zip:
located in the Country of:
County:
The mailing address of the above location, if different, will be:
Street/Box:

City/State/Zip:

3. The PHYSICAL ADDRESS (not a PO box) of the PRINCIPAL PLACE OF BUSINESS IN WEST VIRGINIA, IF ANY of the corporation will be:	Street:

	City/State/Zip:	WV

County:
located in the Country of:
Street/Box:

The mailing address of the above location, if different, will be:	City/State/Zip:

Name:
4. The name and address of the PERSON TO WHOM NOTICE OF PROCESS MAY BE SENT is:
Street

City/State/Zip:

5. This corporation is organized as: (check one below)

☐ NON-PROFIT, NON-STOCK, (if you plan on applying for 501(c)(3) status with the IRS, you may want to include certain language that is required by IRS to be included in your articles of incorporation)

☐ FOR PROFIT

6. FOR PROFIT ONLY:

The total value of all authorized capital stock of the corporation will be $ .

The capital stock will be divided into shares at the par value of $ per share.

FORM CD-1
ISSUED BY THE SECRETARY OF STATE, STATE CAPITOL, CHARLESTON, WV 25305
REVISED 10/02

7. The PURPOSES for which this corporation is formed are as follows:

(Describe the type(s) of business activity which will be conducted, for example, “agricultural production of grain and poultry”, “construction of residential and commercial buildings”, “manufacturing of food products”, “commercial printing”, “retail grocery and sale of beer and wine”. Purposes may conclude with words”... including the transaction of any or all lawful business for which corporations may be incorporated in West Virginia.”)

8. FOR NON PROFITS ONLY: (Check the statement that applies to your entity)

☐ Corporation will have no members

☐ Corporation will have members

(NOTE) If corporation has one or more classes of members, the designation of a class or classes is to be set forth in the articles of incorporation and the manner of election or appointment and the qualifications and rights of the members of each class is to be set forth in the articles of incorporation or bylaws. If this applies to your entity, you will have to attach a separate sheet listing the above required information, unless it will fit in the space below

9. The name and address of the incorporator(s) is:

Name	Address	City/State/Zip

10. Contact and Signature Information:

a. Contact person to reach in case there is a problem with filing:
Phone #

b. Print Name of person who is signing articles of incorporation:

c. Signature of Incorporator:	Date:

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